FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports Fourth Quarter 2008 Results

(January 21, 2009)  -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the fourth quarter of 2008 of $926,000, a 35.1% decrease from the $1,426,000 earned during the fourth quarter of 2007.  Net income for the year ended December 31, 2008, was $4,014,000, a 20.7% decrease from the $5,063,000 earned during the same period in 2007.  Earnings per share for the fourth quarter of 2008 were $0.33 compared to $0.50 for the same period in 2007.  Year-to-date earnings per share were $1.40 in 2008 compared to $1.77 in 2007.

The largest impact to the Corporation’s fourth quarter earnings resulted from $1,222,000 one-time expense related to an employee separation package offered as part of an organizational restructuring.  Additionally for the year, the Corporation recorded losses of $1,278,000 on the sale and impairment of Fannie Mae preferred stock.  The declining financial condition of the Government Sponsored Entities, and the unprecedented actions taken by the United States Treasury Department and the Federal Housing Finance Agency (FHFA), directly resulted in a sharp decline in the value of these preferred stocks, leading to sales and impairment in the third quarter of 2008.  Management sold all remaining preferred stock in the fourth quarter of 2008.

Despite the current state of the economy, specifically the weaker housing market and ongoing credit concerns, the Corporation has not experienced significant increases in loan delinquencies or foreclosures. The provision for loan losses was $669,000 for the year ended December 31, 2008, compared to $1,446,000 for the same period in 2007, a $777,000 reduction in provision expense.  During 2007, several large commercial loans that management determined to be uncollectible were charged off, requiring a significant provision. The Corporation has experienced a lower amount of charged-off loans in 2008.  Management continues to take a prudent stance in determining the allowance for loan losses and has continued to increase the allowance as a percentage of total loans, ending December 31, 2008 at 1.02%, compared to 0.95% as of December 31, 2007.

The Corporation’s net interest income (“NII”) increased $1,035,000, or 5.4%, for the year, and $198,000 or 4.0% for the quarter ending December 31, 2008, compared to the same periods of 2007.  Significant growth in interest-earning assets more than compensated for a decline in net interest margin for both the quarter and year-to-date periods.  In the fourth quarter, sharp decreases in the Prime rate reduced the yield on the Corporation’s loans, causing asset yield to decline at a slightly faster pace than the cost of funds. The Corporation’s average cost of funds declined steadily throughout 2008 and is expected to decline into early 2009.  Further Prime rate decreases are not expected; however, further declines in asset yield are anticipated as maturing loans and securities are invested at lower market rates.

Non-interest income, excluding the gain or loss on the sale of securities and mortgages, increased $764,000, or 16.9%, for the year, and $280,000, or 23.5%, for quarter ending December 31, 2008, compared to the same periods of 2007.  For the year, overdraft charges were up $223,000, and electronic transaction commissions were up $156,000, both driven by volume increases.  The income on bank owned life insurance (BOLI) contributed $163,000 to the year-to-date increase due to the timing of new

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ENB FINANCIAL CORP

BOLI investments in 2007.  Other areas contributing to the increase were traditional trust income and loan fees.

Including the losses on Fannie Mae preferred stock, the Corporation had a net loss of $506,000 on security transactions for the year ended December 31, 2008, compared to a net gain of $157,000 in the same period of 2007.  For the three months ended December 31, 2008, the Corporation had a net gain of $255,000 on security transactions compared to a net loss of $11,000 for the same period of 2007.

Total operating expenses increased $3.6 million, or 21.6%, for the year ended December 31, 2008, over the same period in 2007.  Salary and benefit costs increased by $2.2 million, or 22.7%, over the year ended December 31, 2007, including the $1.2 million separation package.  Aside from the separation package, other items contributing to the increases were organizational growth in personnel, merit increases, and higher medical insurance costs.  Outside services increased $675,000, or 69.7%, due primarily to an internal business process improvement initiative to gain long-term operational efficiency and productivity.  Bank shares tax expense increased $271,000, or 60.3% for the year 2008, compared to the same period in 2007, due a change in the treatment of exempt shares.  The FDIC insurance assessment for the Bank increased $175,000 for the year ending December 31, 2008, as one-time credit carry forwards were completely utilized by mid 2008.

ENB Financial Corp’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the fourth quarter of 2008 were 0.54% and 5.57% respectively, compared with 0.90% and 8.32% for the fourth quarter of 2007.  For the year ended December 31, 2008, the ROA was 0.60% compared to 0.82% for 2007, while ROE was 5.89% compared to 7.63% for the same period of 2007.

As of December 31, 2008, the Corporation had total assets of $688.4 million, up 8.6%; total deposits of $511.1 million, up 6.8%; and total loans of $412.0 million, up 7.0% from the balances as of December 31, 2007.  Additionally, despite weaker earnings performance in 2008, ENB remains well capitalized with a 9.9% capital to asset ratio.  Management elected not to participate in the Capital Purchase Program of the Emergency Economic Stabilization Act due to the strength of the Corporation’s capital and strategic objectives that are not aligned with conditions set forth in the program.

ENB Financial Corp is a bank holding company with a single wholly-owned subsidiary, Ephrata National Bank.  Ephrata National Bank operates from eight locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA.  Ephrata National Bank has been serving the community since 1881.  For more information about ENB, visit the Bank’s web site at www.epnb.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp. Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the company, the financial services industry and the economy.  The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met.  There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the bank’s future operations.  These factors are difficult to predict with regard to how likely and to what degree or significance they may occur.  Actual results may differ materially from what have been forecasted in the forward-looking statements.  We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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